Exhibit 10.2

PROMISSORY NOTE

(Revolving Line of Credit)

First Amendment

October 30, 2009

Borrower:	SofTech, Inc.	Lender:	Greenleaf Capital, Inc.
	59 Composite Way		100 W. Michigan Avenue
	Suite 401		Suite 300
	Lowell, MA 01851		Kalamazoo, MI 49007

This First Amendment is entered into on this 30th day of October 2009, by and between SofTech, Inc. (“SofTech”) and Greenleaf Capital, Inc. (“Greenleaf”).

WHEREAS, SofTech and Greenleaf have entered into a Promissory Note dated March 25, 2009 (the Revolving Line of Credit); and

WHEREAS, SofTech and Greenleaf desires to increase the principal amount of the Revolving Line of Credit.

NOW THEREFORE, in consideration of the foregoing premises set forth herein, the Revolving Line of Credit is hereby modified as follows:

The following “PROMISE TO PAY” paragraph replaces and supersedes the “PROMISE TO PAY” paragraph in the Revolving Line of Credit:

PROMISE TO PAY.   SofTech, Inc. (“Borrower”) promises to pay to Greenleaf Capital, Inc. (“Lender”), or order, in lawful money of the United States of America, the principal amount of Three Million Five Hundred Thousand & 00/100 Dollars ($3,500,000.00), or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance.  Interest shall be calculated from the date of each advance until repayment of each advance.

All other terms and conditions of the Revolving Line of Credit, and all associated security agreements and related documents, remain the same and in full force and effect.

ACKNOWLEDGED AND ACCEPTED	ACKNOWLEDGED AND ACCEPTED
THIS 9th DAY OF NOVEMBER, 2009	THIS 5th DAY OF NOVEMBER, 2009

BORROWER:	LENDER:

SofTech, Inc.	Greenleaf Capital, Inc.
By: /s/ Jean J. Croteau	By: /s/ William D. Johnston
Jean J. Croteau	William D. Johnston
President	President

PROMISSORY NOTE

 (Revolving Line of Credit)

March 25, 2009

Borrower:

Softech, Inc.

Lender:

Greenleaf Capital, Inc.

59 Composite Way

100 W. Michigan Avenue

Suite 401

Suite 300

Lowell MA. 01851

Kalamazoo, MI  49007

Date:

March 25, 2009

Principal Amount: $3,000,000.00

Interest Rate:  Prime Rate plus 2.25%

This Promissory Note (Revolving Line of Credit) replaces and supersedes the Promissory Note (Revolving Line of Credit), dated September 15, 2000, and all subsequent amendments thereto.

PROMISE TO PAY.  Softech, Inc. (“Borrower”) promises to pay to Greenleaf Capital, Inc. (“Lender”), or order, in lawful money of the United States of America, the principal amount of Three Million & 00/100 Dollars ($3,000,000.00), or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance.  Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT.  Borrower shall make monthly installment payments, beginning on April 7, 2009, and continuing on the 7th day of each succeeding month under which there is an outstanding principal amount due, until March 31, 2010, at which time the remaining balance of principal and interest shall be paid in full.  Each installment payment shall be in an amount not less than the interest due for the preceding period.  Any additional amount paid by Borrower shall be applied to principal.  The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

Notwithstanding the above, this Agreement shall terminate on March 31, 2010, at which time all monies owed including interest through that date are due and payable unless specifically extended through written agreement between the parties.

VARIABLE INTEREST RATE.  The interest rate on this Note is subject to change based on changes in the Prime Rate published from time to time in the Wall Street Journal (the “Prime Rate”).  The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 2.25 percentage points over the Prime Rate.  NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT.  Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest.  However, early payments will reduce the principal balance due.

LATE CHARGE.  If a payment is 11 days or more late Borrower will be charged 5.000% of the regularly scheduled payment.

INTEREST AFTER DEFAULT.  Upon and during any period of default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 4.000 percentage points over the Prime Rate.  The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT.  Each of the following shall constitute an event of default under this Note:

Payment Default.  Borrower fails to make any payment when due under this Note.

Other Defaults.  Borrower fails to comply with or to perform any other material term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any material term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency.  The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings.  Commencement of foreclosure of forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing a loan.  This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, it its sole discretion, as being an adequate reserve or bond for the dispute.

Adverse Change.  A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity.  Lender in good faith believes itself insecure.

LENDER’S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

SETOFF.  The holder of this Note shall have the right at any time to set off any indebtedness that Lender then owes to Borrower against any indebtedness evidenced by this Note that is then due and payable.

SECURITY.  This Note and all obligations of Borrower under it are secured by a certain Security Agreement dated March 25, 2009, given by Borrower to Lender and all security agreements, guaranties, mortgages, pledge agreements, assignments, and all other agreements and instruments that have been or in the future are given by any Borrower or any third party to Lender (“security document(s)”) including, but not limited to, security documents given in connection with or referred to in any prior promissory notes given to Lender by any Borrower and security documents that secure any present or future guaranty of all or part of the indebtedness evidenced by this note.  Lender shall have all of the rights and powers set forth in the security document(s) and in any other written agreements that have been or in the future are given to Lender by Borrower, as though they were fully set forth in this note.  As additional security for the payment of Borrower’s obligations under this note, Borrower grants to Lender a security interest in all tangible and intangible property of Borrower now or in the future in the possession of Lender.

ATTORNEYS’ FEES; EXPENSES.  Lender may hire or pay someone else to help collect the loan if Borrower does not pay.  Borrower also will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER.  Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW AND JURISDICTION.  This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of Michigan.  This Note has been accepted by Lender in the State of Michigan.  Borrower irrevocably agrees and consents that any action against Borrower to collect or enforce this Note may be brought in any state or federal court that has subject matter jurisdiction and is located in, or whose district includes Kalamazoo County, Michigan, and that any such court shall have personal jurisdiction over Borrower for purposes of such action.

DISHONORED ITEM FEE.  Borrower will pay a fee to Lender of $15.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

LINE OF CREDIT.  This Note evidences a straight line of credit.  Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances.  Advances under this Note may be requested orally by Borrower or as provided in this paragraph.  All oral requests shall be confirmed in writing on the day of the request.  All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender’s office shown above.  The following person currently is authorized to request advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender’s address shown above, written notice of revocation of his or her authority: Amy McGuire.

Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender.  The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing to this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) Borrower has applied funds provided pursuant to this Note for purposes other than appropriate business uses; or (D) Lender in good faith believes itself insecure.

FINANCIAL STATEMENTS.  Borrower agrees to furnish from time to time on the request of the Lender true and complete financial statements and such other information as the Lender may reasonably require.

GENERAL PROVISIONS.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower, to the extent allowed by law, waives presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, shall be released from liability.  Lender may renew or extend (repeatedly and for any length of time) this loan or release any party and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS.  BORROWER AGREES TO THE TERMS OF THIS NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

Softech, Inc.

By:	/s/ Jean J. Croteau

Its:	President

Dated:	March 25, 2009

Accepted By:

LENDER

Greenleaf Capital, Inc.

By:	/s/ Michael D. Elliston

Its:	CFO

Dated:	March 30, 2009